Exhibit 99.1

Eyecity.Com, Inc. Announces A Private Offering of Its Securities to Raise Up to $15,000,000

PLAINVIEW, N.Y., August 2, 2000 (BUSINESS WIRE) -- Eyecity.com, Inc. (OTC BB:ICTY) announced today that it has engaged an NASD registered broker - dealer to act as an exclusive placement agent for the purpose of offering to certain accredited investors on a "best efforts" basis up to $15,000,000 of Eyecity's securities. The proceeds of the offering will be used for strategic acquisitions, strategic alliances and working capital.

The securities to be offered have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption therefrom. This announcement does not constitute an offer to sell or a solicitation of an offer to buy any security. There can be no assurance that the broker dealer will be successful in its efforts to raise capital for Eyecity.

This press release contains certain forward-looking statements, which may involve known and unknown material risks, uncertainties and other factors not under the Company's control including, without limitation, its ability to operate as a going concern, the need for additional financing, the impact of competition, the management of growth, compliance with applicable regulatory requirements, the Company's ability to implement its long term business plan for acquiring complementary businesses and the Company's ability to enter into agreements with marketing or distribution partners, which may cause actual results, performance and achievements of the Company to be materially different from the Company's expectations.


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